Exhibit 10.1

AMENDED SETTLEMENT ALLOCATION AGREEMENT

THIS AMENDED SETTLEMENT ALLOCATION AGREEMENT (the “Agreement”) is made this 31st day of March, 2022, between Biofrontera Inc., a Delaware Corporation (“Inc”), and Biofrontera Bioscience GmbH, Biofrontera Pharma GmbH, Biofrontera Development GmbH, Biofrontera Neuroscience GmbH, each a limited liability company organized under the laws of Germany, and Biofrontera AG (collectively, “AG”), a corporation organized and existing under the laws of Germany. Inc and AG may be individually referred to as a “Party” or collectively as the “Parties.”

WHEREAS, on November 29, 2021, Inc and AG entered into that certain Settlement Agreement (“Settlement Agreement”), wherein the Parties resolved various claims (the “Claims”) brought by DUSA Pharmaceuticals, Inc., Sun Pharmaceutical Industries, Inc., and Sun Pharmaceutical Industries Ltd. (collectively “DUSA”);

WHEREAS, pursuant to the terms and conditions of said Settlement Agreement, Inc and AG agreed to pay to certain amounts (as defined in Section 2(a), collectively the “Settlement Payments”) to DUSA to settle the Claims;

WHEREAS, pursuant to the terms and conditions of said Settlement Agreement, Inc and AG agreed to retain the services of a forensic expert at its own cost to assist in the destruction of certain electronically stored information to DUSA to settle the Claims;

WHEREAS, pursuant to the terms and conditions of said Settlement Agreement, payment responsibility for the Settlement Payments shall be split equally between AG and Inc; and

WHEREAS, the particular breakdown of how the Settlement Payments will be made and other costs will be allocated among the Parties has been mutually determined and agreed upon by the Parties hereto.

NOW, THEREFORE, for the consideration herein, and in light of the terms contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

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AGREEMENT

1.	Definitions.

a.	All capitalized terms used in this Agreement shall have the same meaning as defined in the Settlement Agreement unless otherwise specifically defined herein.

2.	Allocation of Settlement Payments.

a.	Pursuant to the terms and conditions of the Settlement Agreement, the Parties agreed to pay to DUSA a lump sum settlement payment of US $22,500,000 (twenty-two million five hundred thousand dollars), net of any taxes, duties, or other withholdings required by law. Such Settlement Payments will be made to DUSA in three installments according to the following schedule:

i.	By no later than 11:59pm EST on the 25th calendar day after the Effective Date: 50% of the Settlement Payment (the “First Installment”).

ii.	By no later than 11:59pm EST on the 365th calendar day after the Effective Date: 25% of the Settlement Payment, in addition to accrued interest as defined below (the “Second Installment”).

iii.	By no later than 11:59pm EST on the 730th calendar day after the Effective Date: 25% of the Settlement Payment, in addition to accrued interest as defined below (the “Third Installment”).

Pursuant to the terms and conditions of said Settlement Agreement, payment responsibility for the Settlement Payments referenced in this section shall be split equally between AG and Inc.

b.	The Parties agree that each of the Settlement Payments shall be made, in the first instance, by Inc.

c.	Following each Settlement Payment to DUSA by Inc, AG shall reimburse Inc for AG’s half of the Settlement Payment in accordance with the schedule set forth below:

i.	AG shall make payment of its 50% share of the First Installment, inclusive of any taxes, duties, or other withholdings required by law, no later than January 31, 2022.

ii.	AG shall make payment of its 50% share of the Second Installment, inclusive of any taxes, duties, or other withholdings required by law, no later than January 31, 2023.

iii.	AG shall make payment of its 50% share of the Third Installment, inclusive of any taxes, duties, or other withholdings required by law, no later than January 31, 2024.

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3.	Allocation of Other Settlement Costs.

a.	Pursuant to the terms and conditions of said Settlement Agreement, Inc and AG agreed to retain the services of a forensic expert at its own cost to assist in the destruction of certain electronically stored information.

b.	The Parties agree that all costs associated with retaining the forensic expert and conducting the destruction of electronically stored information shall be incurred, in the first instance, by Inc.

c.	Following the completion of the destruction of electronically stored information, Inc shall issue an invoice to AG to recoup AG’s 50% contribution to this settlement cost. AG shall make payment to Inc within 30 days of receipt of the invoice.

4.	Remedies

a.	If AG fails to make timely reimbursements to Inc as described in Sections 2(c) and 3(c) of this Agreement, Inc may, in its sole discretion:

i.	Charge interest to AG on the amounts owed and payable under this Agreement at the rate of 6% per annum for (a) in the case of the reimbursement of the First Installment pursuant to Section 2(c)(i), each day from and including January 31, 2022 until the day on which Inc has received payment in full of the amount owed, and (b) in the case of reimbursement due under Sections 2(c)(ii), 2(c)(iii) and 3(c), each day from and including the day after the due date of such payment (each an “Interest Amount”);

ii.	Offset the amounts owed and payable under this Agreement, including any applicable Interest Amount, against payments owed to AG by Inc under separate agreements duly executed between the parties, including but not limited to amounts owed under a certain License and Supply Agreement, made effective June 16, 2021 and as amended thereafter (collectively, the “LSA”) such that any amounts owed to AG by Inc are reduced by amounts owed and payable, at the time of such payment that is being offset, to Inc by AG under this Agreement and the amount by which such payment is offset will be deemed to have been paid by AG to Inc in satisfaction (full or partial, as applicable) of its reimbursement obligations under this Agreement; provided that, Inc may elect to offset a payment to AG by less than the total amount owed and payable under this Agreement at the time of such payment and, further provided that, if Inc’s payment is reduced by less than the total amount owed and payable under this Agreement at the time of such payment, the difference between (i) the total amount owed and payable at the time of such payment and (ii) the amount by which Inc’s payment has been reduced, will remain owed and payable to Inc by AG and may be used to offset subsequent payments by Inc to AG; and/or

iii.	Exercise all other rights and remedies available to Inc under applicable law and pursue any and all available remedies for collection of such amounts owed and payable under this Agreement and any applicable Interest Amounts.

b.	If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to collect from the other party all reasonable attorneys’ fees, costs and necessary disbursements incurred in such action (in addition to any other relief to which the prevailing party may be entitled).

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5.	Miscellaneous

a.	Entire Agreement; Consistency with LSA. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Except as amended by this Agreement, the Settlement Agreement shall continue to be unchanged and the Settlement Agreement as amended by this Agreement sets forth the entire agreement between Inc and AG with respect to the subject matter contemplated therein. No amendment to the Settlement Agreement or this Agreement shall be effective unless in writing and signed by the Parties. The Parties expressly agree that this Agreement shall be construed as being consistent with the terms of the LSA and shall not impact the rights and responsibilities of the parties to the LSA in any way other than as described in Section 4(b) with regard to Inc’s ability to offset amounts owed to it by AG under the LSA.

b.	Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Lender or Borrower under this Agreement or the other Loan Documents shall be in writing and telecopied, mailed or delivered to each party at its telecopier number or address set forth below (or to such other telecopier number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (ii) when mailed by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States or German Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when telecopied, upon confirmation of receipt; provided, however, that any notice delivered to Lender under Section 2 shall not be effective until received by Lender.

AG:	Biofrontera AG
Hemmelrather Weg 201
51377 Leverkusen Germany
Attention: Ludwig Lutter

INC:	Biofrontera Inc.
120 Presidential Way, Suite 330
Woburn, MA 01801
Attention: Erica Monaco

c.	Waivers; Amendments. Any term, covenant, agreement or condition of this Loan Agreement or any other Loan Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. A waiver or consent given hereunder shall be effective only if in writing and in the specific instance and for the specific purpose for which given.

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d.	Successors and Assigns. This Loan Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and permitted assigns, except that Borrower may not assign or transfer (and any such attempted assignment or transfer shall be void) any of its rights or obligations under any Loan Document without the prior written consent of Lender.

e.	Term and Termination. This Agreement shall remain in full force unless terminated by mutual written consent of the Parties. Neither Party may terminate this agreement without written consent of the other.

f.	Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

g.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, USA. The parties hereto hereby agree that any suits brought hereunder shall be brought in a State or Federal Court of competent jurisdiction located in Boston, Massachusetts, which will have sole and exclusive jurisdiction for claims arising from this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amended Settlement Allocation Agreement, effective as of the date first set forth above.

Biofrontera AG
Biofrontera Bioscience GmbH
Biofrontera Pharma GmbH
Biofrontera Development GmbH
Biofrontera Neuroscience GmbH		Biofrontera Inc.

Signature:	/s/ Ludwig Lutter	Signature:	/s/ Erica Monaco

Date:	4/1/2022	Date:	3/31/2022

Name:	Ludwig Lutter	Name:	Erica Monaco

Title:	Chief Financial Officer	Title:	Chief Executive Officer

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